Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) dated September 1, 2024 (the “Effective Date”) between Spirits Capital Corporation, including its successors or its assigns (the “Company”), and Todd Sanders (“Employee”).

WHEREAS, Company engages in the business of marketing, advertising and selling of technology based alternative investments with of focus in the spirits industry. The Company also has developed a centralized, digital marketplace for the buying and selling of bulk aged spirits;

WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such employment on the terms and conditions hereinafter set forth;

NOW, THEREFORE, as and for consideration for the mutual promises, covenants and agreements as set forth herein, and for other good and value consideration, receipt and sufficiency of which is hereby acknowledged, the Company and the Employee (each a “Party” and collectively the “Parties”) agree as follows:

1.	TERM.

The term of the Employee’s employment under this Agreement (the “Term” or “Relationship”) shall be the Initial Term (as hereinafter defined) and the Renewal Term (as hereinafter defined). The initial term of this Agreement shall be the period commencing as of the Effective Date and, unless earlier terminated in accordance with the provisions hereof, ending on shall continue until the earlier of: (a) the date on which it is terminated pursuant to Section 4; or (b) five (5) years following the Effective Date (the “Initial Term”). Unless earlier terminated in accordance with this Agreement, upon the expiration of the Initial Term, and upon the expiration of each subsequent Renewal Term hereof, this Agreement shall be automatically renewed for succeeding terms of Two (2) Years (each a “Renewal Term”) on the same terms and conditions hereof, unless otherwise agreed to by the Parties or Notice of Termination is given ninety (90) days before the end of the Term.

2.	EMPLOYMENT.

2.1	Employment by the Company.

During the employment and subject to the conditions set forth in this Agreement, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company. During the employment term Employee shall perform the services he/she is required to perform under this Agreement at Employer’s offices, located at Orange County, CA. Relocation or Change of Duties. Employer shall not, without Employee’s consent, require Employee to permanently relocate outside of Orange County, California. If Employer relocates more than thirty (30) miles outside of Orange County, California, and Employee elects not to relocate, such action shall be considered a resignation with Good Reason under Section 4.1(iv). If Employer requests and Employee agrees to relocate, Employer will pay for reasonable and standard relocation costs of Employee and Employee’s family, including, but not limited to, closing points on the sale of Employee’s house and purchase of a new house, plus all travel and moving expenses. If Employee currently leases a residence then Company will pay early lease termination fees, mitigated losses of early termination, and any loss of deposit in current lease agreement. In addition, the Company agrees to pay the amount equal to three (3) months of rent of new housing, plus all travel and moving expenses.

2.2	Title and Duties.

During the Term, the Employee shall serve as a CEO and Chairman of the Board of the Company and such other and/or additional position(s) as the Company may determine from time to time consistent with the Employee’s position, and as approved by the Company’s Board of Directors (the “Board”); and shall have such duties commensurate with his position in the Company as may be prescribed by the Company from time to time, and those duties necessarily incidental thereto.

2.3	Performance of Duties.

During the Term, the Employee shall faithfully and diligently perform his duties hereunder and serve the Company and its interests to the best of his ability. The Employee shall devote his entire productive time, ability and attention to his duties and to the business and affairs of the Company under this Agreement for the Term of Employee’s employment, subject to paid time-off and sick leave in accordance with Company policy. Employee shall not directly or indirectly engage in any other employment, business or enterprise, whether or not such activity is pursued for gain or profit, except with the written consent of the Company. Employee agrees and understands that the Company’s consent is required to ensure that any other employment, business, or enterprise does not interfere with Employee’s employment or create a conflict of interest. Employee represents to Company that he has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered under it. Employee agrees that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them peculiar value to Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee agrees that Company, in addition to any other rights or remedies Company may have, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

Employee agrees to conduct himself/herself at all times with due regard to public conventions and morals. Employee agrees not to engage in any conduct that will reasonably tend to degrade him/her or bring Company into public hatred, contempt, or ridicule, or tend to offend the community in which Employee represents Company, or to prejudice Company’s position in the Company’s industry. Employee acknowledges and agrees that this provision is necessary to protect Employer’s goodwill in the community in which Employee represents it and to protect the profitability of Company’s business.

2.4	Compliance with Policies, Laws, and Handbook.

During the Term, the Employee shall comply with the Company’s rules, standards, policies and procedures now existing, or hereinafter adopted, which are hereby incorporated by reference, including but not limited to those relating to protecting confidential information and those pertaining to legal compliance and business ethics. As a term and condition of employment, Employee acknowledges that he/she is subject to and agrees to adhere to the policies, procedures, rules and regulations of a certain Company Employee Handbook in effect from time to time, as may be modified by the Company from time to time.

2.5	Opportunities.

During the Term, the Employee shall inform the Company of each business opportunity related to the business of the Company of which he becomes aware and the Employee shall not directly or indirectly, exploit or usurp any such opportunity for personal gain or his own account in violation of Section 2.3 of the Agreement.

2.6	Board Membership.

Employer acknowledges that Employee is currently a member and Chairman of the Board, and subject to the Board’s fiduciary obligations will take all reasonable action necessary to assure that Employee remains Chairman throughout the term of this Agreement. The Employee shall, to the extent appointed or elected, serve as a member of any committee of the Board, or the equivalent bodies in a subsidiary or affiliate, in all cases, without additional compensation or benefits and any compensation paid to the Employee, or benefits provided to the Employee, in such capacities shall be a credit with regard to the amounts due hereunder from the Employer.

2.7	Other Services.

Employer acknowledges that Employee may do charity work and conduct personal business as long as such activities do not materially interfere with the Employee’s duties hereunder.

3.	COMPENSATION AND BENEFITS.

3.1	Base Salary/Increases.

The Employee’s salary for 2024 shall be based on an annual rate of $375,000 for the year, subject to increases under Section 3.1, to be paid consistent with Company’s regular payroll practices. All amounts and benefits payable under this Agreement shall be subject to applicable federal and state taxes and statutory withholdings.

(a) At all times during the term of this agreement, Employee’s salary will be required to be at least $25,000 more than any other employee of the Company; and

(b) Employee shall be entitled to annual merit base salary increases of not less than five percent (5%) increase as determined by the Board or its Compensation Committee (the “Compensation Committee”).

3.2	Bonus Plan.

(a) Employee is eligible to receive an annual bonus targeted at, but not limited to, one hundred percent (100%) of Employee’s final base salary at year end (the “Target Bonus”). The Target Bonus shall be dependent on the Company achieving certain annual performance goals and milestones. The goals and milestones will be established and reevaluated on an annual basis by the Board or its Compensation Committee. The Target Bonus shall be paid by the Company to the Employee promptly after determination that the relevant goals and milestones have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and bonuses shall be paid promptly following the Company’s announcement of financial results. Employee is entitled to receive any additional bonuses as determined by the Board and its Compensation Committee and to participate in any other executive compensation plans adopted by the Board.

(b) Employee will receive a bonus of 3% of the gross amount of Cask Investment Deeds sold in each quarterly period. Payable within thirty days at the end of each quarter (the “Deed Bonus”).

(c) During the Term, upon the Company’s successful uplisting of its common stock to either the New York Stock Exchange or NASDAQ Stock Market, Employee is entitled to a bonus of Seventy-Five Thousand Dollars ($75,000) (the “Uplisting Bonus”). The bonus shall be paid promptly following the successful completion of the uplisting.

3.3	Employee Benefits.

During the Term, the Employee shall be eligible to participate in the Company’s standard employee benefit plans made generally available to employees of the Company, as may be modified from time to time, subject to eligibility requirements.

3.4	Fringe Benefits.

(a) Employer shall provide to Employee, at Employer’s cost, all perquisites to which other senior executives of the Employer are generally entitled and such other perquisites which are suitable to the character of the Employee’s position with the Employer and adequate for the performance of his duties hereunder in accordance with Employer’s policy.

(b) Upon satisfaction of the applicable eligibility requirements, Employee shall be provided with group medical and dental insurance through Employer’s plans, as well as any fringe benefit plan(s) as Employer may offer from time to time to its personnel. Employee’s spouse and any dependent children of Employee shall be covered under the Employer’s health care and dental plans at Employer’s cost. Employer will pay for term life insurance for the benefit of Employee in the amount of 1 1/2 times Employee’s annual base salary, subject to the standard physical examination that is required by the issuing insurance company. In addition, Employee will be provided with accidental death and disability and long-term disability insurance. Employer shall also provide Employee, up to $2,500 each month (grossed up for related taxes), for the actual cost of an automobile. Employee is also eligible to participate in Employer’s 401K plan. Employer shall pay for Employee’s membership at Equinox or its equivalent. During the Term of this Agreement, the Employee shall, at the expense of the Employer, maintain membership in such club or clubs, including but not limited to the Pacific Club, as is appropriate for a person in his position and entertain at such club or clubs for the entertainment of whom is appropriate in the interests of the Employer.

(c) To the extent legally permissible, the Employer shall not treat such amounts as income to the Employee.

3.5	Paid Time Off.

Vacation and paid time off from work shall be governed by the Company’s paid-time-off (“PTO”) and holiday policies in effect from time to time, as may be modified from time to time. Employee is entitled to take six (6) weeks of paid vacation annually.

3.6	Reimbursement Of Expenses.

Employer shall pay to or reimburse Employee for reasonable and necessary business, travel (first class airfare and lodging), including spouse or significant other for corporate events where attendance is deemed appropriate in the discretion of the Employee, promotional and similar expenditures incurred by Employee, including but not limited to mobile phone, health and dental insurance, and use of Uber Black for corporate related activities. Employer shall provide Employee with officers and directors’ insurance, consistent with usual business practices and acceptable to Employee. Employer shall also provide Employee with coverage for other forms of liability and property damage insurance (including, but not limited to, and by way of example only, automobile and travel accident), to cover Employee against all insurable events related to his employment with Employer.

3.7	Continuation of Compensation During Disability.

If Employee is unable to perform his services by reason of disability due to illness or incapacity for a period of more than six consecutive months, the compensation thereafter payable to him during the next succeeding consecutive three-months shall be one-half of the compensation provided for in Sections 3.1 and during the following consecutive three-months shall be one-fourth of the salary provided for in Sections 3.1; provided, however, that no such compensation shall be payable after the termination of this Agreement. During such initial six consecutive months of disability, the Employee shall be entitled to receive incentive compensation at the same annual rate as incentive compensation, if any, earned with respect to the Company’s fiscal year last preceding the date such illness or incapacity commenced. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within the six (6) consecutive months provided herein, the Employee shall not be entitled to receive any further compensation from the Company, and the Employer may thereupon terminate this Agreement. For purposes of this Agreement, the Employee is “disabled” when he is unable to continue his normal duties of employment by reason of a medically determined physical or mental impairment. In determining whether or not the Employee is disabled, the Company may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by the Company and Employee and such other evidence as the Company deems reasonably necessary. Employee’s Compensation is unaffected and will be paid in full during any length or term of disability.

3.8	Cessation of Employment.

In the event the Employee shall cease to be employed hereunder for any reason, then the Employee’s compensation and entitlement thereto and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.

3.9	Effects of Change in Control.

Immediately upon a Change in Control (as defined below) all of Employee’s unvested options shall vest immediately, and remain exercisable for a period of two (2) years thereafter. For purposes of this Agreement, a “Change in Control” shall be defined as: (a) The acquisition of Employer by another entity by means of a transaction or series of related transactions (including, without limitation, any reorganization, merger, stock purchase or consolidation); or (b) The sale, transfer or other disposition of all or substantially all of the Employer’s assets.

3.10	Gross-Up Payment.

(a) Notwithstanding the above, if any of the compensation payable upon termination of Employee’s employment as provided for above (the “Payments”) triggers the application of Internal Revenue Code Section 280G, or makes Employee liable for payment of the excise tax (the “Excise Tax”) provided for under Section 4999 of the Code, or any other statute or regulation under which Employee may be penalized as a result of the nature or amount of such compensation, then Employer or the acquiring or successor entity of Employer shall pay to Employee an additional amount (the “Gross-Up”) such that the net after-tax amount retained by the Employee, after deduction of (X) any Excise Tax on the Payments, and (Y) any federal, state, local or foreign income, employment or other tax and Excise Tax upon any payment provided for by this Section, shall be equal to the Payments, reduced by the amount of any United States federal, state and local income or employment tax liability of the Employee calculated as if the Payments were not subject to the Excise Tax. The determination of whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax will be made by Employer’s regular independent public accounting firm.

(b) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account under this Section , Employee shall repay to Employer at the time that the amount of such reduction of Excise Tax is finally determined, an amount equal to the sum of the following:

(i) the amount of the reduction of the Excise Tax, (ii) the amount of the reduction in all other taxes generated by the reduction in the Excise Tax, and (iii) interest on the amount of the sum of (i) and (ii) at the rate provided in Section 1274(b)(2)(B) of the Code.

(c) In the event that the Excise Tax is determined to exceed the amount previously taken into account under the Section (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up), Employer shall make an additional Gross-Up payment in respect to such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined in accordance with the principles set forth above.

3.11	Equity Awards.

Employee shall be eligible for such grants of awards under stock option or other equity incentive plans of the Company adopted by the Board and approved by the Company’s stockholders (or any successor or replacement plan adopted by the Board and approved by the Company’s stockholders) (the “Plan”) as the Compensation Committee of the Company may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.

4.	TERMINATION.

4.1 The Employee’s employment hereunder may be terminated only under the following circumstances:

i.	Death.

The Employee’s employment hereunder shall terminate immediately upon the Employee’s death, without further action by any Party.

ii.	Disability.

The Company or the Employee may terminate the Employee’s employment hereunder at any time by reason of Disability (as hereinafter defined). For purposes of this Agreement, “Disability” means where the Employee is insured under a long term disability insurance policy that is in force, the receipt or eligibility for receipt by the Employee of payments under such policy by virtue of being disabled pursuant to the policy or if there is no such insurance, the Employee’s inability by reason of injury or sickness to carry out the Employee’s duties and responsibilities under this Agreement for a period of six (6) consecutive months.

iii.	Termination by the Company for Cause.

In addition to any other rights that the Company may have, the Company may, in its sole and absolute discretion, terminate the Agreement for Cause. For purposes of this Agreement, “Cause” means:

A. the gross neglect or willful failure or willful refusal of the Employee to perform the Employee’s duties and responsibilities hereunder (other than as a result of total or partial incapacity due to physical or mental illness not related to alcohol or other substance abuse) or the Employee, in the determination of the Majority of shareholders, has been grossly negligent in the performance of his duties;

B. the engaging by the Employee in misconduct, which would reasonably be expected to be known by the Employee to be improper or which causes injury to the Company, monetarily or otherwise;

C. the perpetration by the Employee of a fraud, theft, embezzlement, misappropriation of Company assets, against or affecting the Company or any customer, client, agent, or employee thereof;

D. any willful or intentional improper act that is intended to result in injury to the reputation, business, or business relationships of the Company or the Employee’s reputation or business relationships, or any act that is taken with disregard for the fact that such harm would or could be expected to occur;

E. conviction (including conviction on a nolo contendere plea) of a felony or any crime involving, in the good faith judgment of the Company, any law, rule or regulation governing sport agents, fraud, dishonesty or moral turpitude;

F. the breach of any material provision of this Agreement, breach of fiduciary duty to the Company or the Confidentiality Agreement and Restrictive Covenants (the “Confidentiality Agreement”), including any policy or other document incorporated herein by reference, or in Section 5;

G. use of illegal drugs; and

H. that the Employee is adjudged bankrupt, whether voluntary or involuntary and;

With respect to Subsections 4.1(iii)(A), (B), (D) and (F), if the Company determines, in its sole discretion, that the acts allegedly constituting Cause hereunder are susceptible of cure, the Company shall provide notice to the Employee setting forth the acts allegedly constituting Cause hereunder to enable Employee to cure the alleged acts. If, for any reason, the Employee shall not have cured such acts within thirty (30) days of the receipt of such notice, the Company may nonetheless terminate the Agreement. The Company may terminate the Employee’s employment hereunder for Cause by giving the Employee written notice of such termination. It is further understood that nothing in this Agreement precludes the Company’s right to take disciplinary measures against Employee during Employee’s employment with the Company.

iv.	Termination by the Employee for Good Reason.

The Employee may terminate his employment hereunder at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of a material breach of this Agreement by the Company which remains uncured following thirty (30) days’ notice by the Employee to the Company setting forth, in detail, such breach. Termination of employment by the Employee for Good Reason pursuant to this Section 4.1(iv) shall not constitute a breach of this Agreement by the Employee.

4.2	Left Intentionally Blank

4.3	Termination on Expiration of Term.

Notwithstanding anything herein contained, either Party shall have the right to terminate this Agreement on the expiration of the Initial Term and on the expiration of any Renewal Term by giving the other Party not less than ninety (90) days’ prior written notice of such termination. Notwithstanding the provisions of this Section 4.3, Company and Employee may terminate this Agreement at any time upon their mutual, written consent.

4.4	Notice of Termination; Termination Date.

Any permitted termination of the Employee’s employment hereunder by the Company or by the Employee (other than termination upon the Employee’s death, which does not require further action by any Party), shall be effective on the Termination Date (as hereinafter defined), upon the giving of written Notice of Termination (as hereinafter defined) to the other Party. For purposes of this Agreement, a “Notice of Termination” means a notice that states the Termination Date and identifies the provision or provisions of this Agreement relied upon as the basis for termination.

“Termination Date” means: (i) if the Employee’s employment terminates by his death, the date of his death; (ii) if the Employee’s employment terminates upon expiration of the Initial Term, the date following the last day of the Initial Term; (iii) if the Employee’s employment terminates and upon expiration of a Renewal Term, the date following the last day of the Renewal Term; and (iv) if the Employee’s employment terminates for any other reason, the date specified in the applicable Notice of Termination.

4.5	Compensation and Benefits Following Termination.

i.	Payment on Termination.

In the event that the Employee’s employment hereunder is terminated by reason of his death, by reason of Disability or upon the expiration of the Term, or without Good Cause the Company shall be obligated to provide to the Employee (or his estate or beneficiaries, as the case may be) only:

A. accrued but unpaid Base Salary and any reimbursable expenses incurred through the Termination Date required to be reimbursed in accordance with this Agreement;

B. a lump-sum payment in respect of pro-rata accrued but unused paid time off as provided for in the Company’s policies;

C. Employer shall pay Employee in a lump sum an amount equal to two (2) years’ of additional (i) salary (at the rate in effect at the time of termination) and (ii) bonus (based on 100% of the targeted bonus for the year of termination) (iii) Employer shall pay to Employee the Bonus Payments for a period of one (1) year;

D. All of Employee’s unvested stock options will vest immediately;

E. In addition to any rights under COBRA, all fringe benefits under Section 3.4 shall continue for a period of two (2) years from the date of termination, provided that medical insurance coverage will terminate sooner if Employee becomes eligible for coverage under another employer’s plan;

F. To be eligible for the compensation provided for in Section 4.5, above, Employee must execute a full and complete release of any and all claims against Employer in the standard form then used by Employer (“Release”). Employer shall have no further obligations to Employee under this Agreement or any other agreement: and

G. Any benefits to which he may be entitled upon termination pursuant to the plans, policies and arrangements in accordance with the terms of such plans, policies and arrangements.

In the event that the Employee’s employment hereunder is terminated for Cause, the Company shall be obligated to provide to the Employee only earned but unpaid Base Salary and reimbursable expenses through the Termination Date, provided that nothing herein shall preclude the Company from seeking damages from the Employee or enforcing any of its rights pursuant to this Agreement or the Confidentiality Agreement, in the event of any breach of this Agreement by the Employee.

ii.	No Further Liability; Release.

Payment made and performance by the Company in accordance with this Agreement shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further payment obligation with respect to the Employee’s employment and termination of employment and the Employee does hereby so release all such persons and entities. Other than making such payments as are required under this Agreement (as applicable), the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation to the Employee or any other person or entity under this Agreement.

5.	COMPANY’S CONDFIDENTIALITY AGREEMENT/RESTRICTIVE CONVENANTS.

5.1 As and for additional consideration for Company’s obligations set forth herein, Employee shall execute, contemporaneously herewith and as a term and condition of employment, Company’s Confidentiality Agreement is incorporated herein, as set in full hereat.

5.2 Employee acknowledges that he/she has carefully read and considered the Confidentiality Agreement and Restrictive Covenants contained therein and agree and accept that the restrictions set forth therein and herein are fair and reasonable, are supported by valid consideration, and are reasonably required to protect the legitimate business interests of Company.

6.	ASSIGNMENT AND TRANSFER.

This Agreement is binding upon the Parties and their respective successors and assigns. This Agreement shall inure to the benefit of the Parties, their respective successors and permitted assigns, and their heirs and legal representative(s) (in the case of the Employee). The rights and obligations of the Company under this Agreement may be assigned or transferred by the Company upon prior written notice to the Employee. Notwithstanding the foregoing, the Employee’s rights and obligations under this Agreement may be not be assigned or transferred by him other than his rights to compensation and benefits, which may be transferred only by will or by operation of law.

7.	JURISDICTION; FORUM.

7.1 All disputes between the Company and Employee involving shall be governed by, interpreted and enforced in accordance with the internal laws of the State of California without regard to principles of conflicts of laws. All disputes between that Company and Employee involving issues other than those identified in Section 9.1 shall be submitted to binding arbitration in Orange County, California, before one arbitrator in accordance with the governing Employment Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered and enforced on the arbitrator’s award in any court of competent jurisdiction. The Parties further agree that, the arbitrator, and not any federal, state, or local court or agency, shall have exclusive jurisdiction to resolve any dispute relating to the interpretation, applicability, enforcement, or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable, including the arbitrability of this Agreement. Accordingly, therefore this Agreement will be submitted to binding arbitration under this Section 7.1, EMPLOYEE HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

8.	ENFORCEABILITY.

8.1 If any provision of this Agreement shall be held by an arbitrator, arbitration panel, or court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect

8.2 Employee acknowledges: (i) that Employee has consulted with or has had the opportunity to consult with an attorney of his choice concerning this Agreement and that Employee has been advised of his right to do so by the Company; and (ii) that Employee has read and understands the Agreement and Employee is fully aware of its legal effect, and has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

9.	MISCELLANEOUS.

9.1	Injunctive Relief.

Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Agreement or the Confidentiality Agreement may be inadequate and, therefore, agrees that, where necessary to protect the Company’s rights and interests, the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach. ACCORDINGLY, THE EMPLOYEE EXPRESSLY ACKNOWLEDGES THAT THE COMPANY SHALL BE ENTITLED TO SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF OR ANY OTHER EQUITABLE REMEDY AGAINST THE EMPLOYEE, WITHOUT THE POSTING OF A BOND, IN THE EVENT OF ANY BREACH OR THREATENED BREACH OF THIS AGREEMENT, OR THE CONFIDENTIALITY AGREEMENT, BY THE EMPLOYEE. Without limiting the generality of the foregoing, if the Employee breaches or threatens to breach the Confidentiality Agreement, such breach or threatened breach will entitle the Company, without posting of bond, to an injunction prohibiting: (i) the Employee from disclosing any Confidential Information to any third party; (ii) such third party from receiving from the Employee or using any such Confidential Information; and/or (iii) the Employee from soliciting employees of, consultants to, agents of or clients of the Company in violation of the Confidentiality Agreement.

9.2	Attorneys’ Fees.

In the event of any arbitration or other action arising out of or related to this Agreement, the prevailing Party in such arbitration or other action shall be entitled to receive an award of all costs and expenses of such arbitration or other action, including reasonable attorneys’ fees and costs and all other expenses in connection therewith, in addition to any other award or remedy provided in such arbitration or action.

9.3	Entire Agreement.

This Agreement contains the complete agreement concerning the employment arrangement between the Parties and shall, as of the effective date hereof, supersede, cancel any prior or contemporaneous written or oral agreements, understandings, commitments between the Parties with respect to such subject matter, all of which are hereby terminated and annulled and shall be of no further force or effect.

9.4	Amendment.

No provision of this Agreement may be amended unless such amendment is set forth in a signed writing which makes express reference to this Agreement as the subject of such amendment and which is signed by the Employee and on behalf of the Company, by a duly authorized officer.

9.5	Waiver.

The failure of either Party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no waiver had occurred. To be effective, any waiver must be set forth in writing, signed by the waiving Party.

9.6	Severability.

If any term, provision, covenant or condition of this Agreement or part thereof or the application thereof to any Party, place or circumstance, shall be held to be invalid, unenforceable or void by an arbitrator or a court of competent jurisdiction, the remainder of this Agreement and such term, provision, covenant or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the Parties, modified, amended and/or limited to the extent required to make the term, provision, covenant or condition valid and enforceable, and the court shall have the power to modify, to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful.

9.7	Construction.

Words importing the singular include the plural and vice versa and words importing gender include all genders, including the neuter gender. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or the Employee.

9.8	Notices.

Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Party (i) when delivered personally to such Party; (ii) provided a written acknowledgement of receipt is obtained, five (5) business days after being sent by prepaid certified or registered mail, or one business day after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such; or (iii) one (1) business day after it is sent by facsimile to the facsimile number set forth below, with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 9.8. Copies shall be sent to the persons, if any, set forth below. The addresses of the Parties are those persons receiving copies are as follows:

If to the Company:
Spirits Capital Corporation	With a Copy to:
Attn: Todd Sanders, CEO	Ruba Qashu
100 Bayview Circle	Barton LLP
Suite 4100	100 Wilshire Blvd., Suite 1300
Newport Beach, CA 92660	Santa Monica, CA 90401

If to the Employee:

Todd Sanders

338 Ambroise

Newport Coast, CA 92657

9.9	Survival.

The provisions of this Agreement that are intended to survive the termination of the Employee’s employment with the Company, including without limitation, the Restrictive Covenants contained in Section 8, shall survive such termination in accordance with their respective terms.

9.10	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

9.11	Authority.

Each Party warrants that he or it has the full right, power and authority to enter into this Employment Agreement and make the agreements in this Agreement.

9.12	Binding Effect.

The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

9.13	Indemnification.

The Company agrees that if the Employee is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the Employee is or was an employee, director or officer of the Company or any predecessor to the Company or any of their affiliates or is or was serving at the request of the Company, including, without limitation, service arising out of Employee’s activities as an agent, employee, officer or director of Employer, or in any other capacity on behalf of or at the request of Employer including employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent while serving as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended, against all expenses incurred or suffered by the Employee in connection therewith, including all defense costs, judgments, fines, settlements, losses, costs (including attorney’s fees) and such indemnification shall continue as to the Employee even if the Employee has ceased to be an officer, director, or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. Employee shall have the right to approve of counsel selected to represent him (such approval not to be unreasonably withheld), and in the event a conflict of interest arises at any time Employer shall provide Employee with separate and independent counsel at Employer’s cost and expense. Notwithstanding the foregoing, Employer may not enter into any settlement, of any kind, of any claim, which requires Employee to admit liability or responsibility or to have any order or judgment entered against Employee without Employee’s consent.

9.14	Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Corporation and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

To the extent that Employee will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in- kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination, then only that portion of the severance and benefits payable to Employee pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following termination but prior to the six (6) month anniversary of Employee’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Employee terminations plus (y) the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Corporation’s taxable year preceding the Corporation’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

9.15	Counsel.

The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Employee represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Employee has not relied upon any advice from Employer and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Employee further acknowledges that Employer has not made any representations to him with respect to tax issues.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first written above.

COMPANY		EMPLYOEE

By:		By:
Name:	Todd Sanders	Name:	Todd Sanders
Title:	Chief Executive Officer

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